Exhibit 97.1

Policy for RECOVERY OF ERRONEOUSLY AWARDED Incentive Compensation

Adopted Effective as of October 2, 2023

1. INTRODUCTION

Xperi Inc. (the “Company”) is adopting this policy (this “Policy”) effective as of October 2, 2023 (the “Effective Date”).

This Policy is administered, interpreted and construed by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.

This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of any national securities exchange on which the Company’s securities are then listed (the “Exchange”) and will be interpreted and administered consistent with that intent. This Policy will terminate automatically when the Company does not have a class of securities listed on the Exchange.

2. EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after the Effective Date to the extent required by applicable law or the rules of the Exchange.

3. DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1.

“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion. The Committee may determine the amount of Erroneously Awarded Compensation in its sole discretion.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are also Financial Reporting Measures.

“Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure.

“Restatement” means an accounting restatement to correct the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (a) that is material to the previously issued financial statements, or (b) that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period.

4. RECOVERY

If the Company is required to prepare a Restatement, the Company shall seek to recover reasonably promptly all Erroneously Awarded Compensation that was received by an Affected Officer:

(i)
on and after the Effective Date;
(ii)
after the person began service as an Affected Officer;
(iii)
who served as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iv)
while the Company has a class of securities listed on the Exchange; and
(v)
during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).

For purposes of this Policy:

•
Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•
the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.

5. SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

6. LIMITED EXCEPTIONS TO RECOVERY

Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:

(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;

(ii) Recovery would violate home country law where the law was adopted prior to November 28, 2022; provided that the Company has obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and (to the extent required) provided such opinion to the Exchange; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

7. NO INDEMNIFICATION OR INSURANCE

The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the loss of Erroneously Awarded Compensation.

8. NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Unless otherwise prohibited by applicable law, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304, the amount already recovered may be credited to the amount required to be recovered hereunder.